Exhibit 99.1

Date: August 11, 2025
Subject Line: Communication from Litz

Dear Fellow Associates:
I am personally writing my work family to update you regarding a health matter that I will be navigating over the coming weeks.
Recently I started noticing some changes in my health, which led me to consult with a number of physicians and specialists and undergo a series of tests. Those tests identified a growth in my abdomen that I need to have removed. I have scheduled that surgery for later this week. Like most abdominal procedures, this surgery will require a couple of weeks of initial recuperation, while my medical team and I determine what next steps may be recommended. During that time, I intend to be fully engaged in bank matters with the assistance of the bank’s exceptional Executive Team. Our operations shouldn’t skip a beat.
Currently I feel fine and look forward to getting this procedure behind me and feeling even better.
My faith is a central element of my life. I will continue to lean on my faith to draw strength. If you are so inclined, I do appreciate any prayers that you might offer to me, my family, and my medical team.
I very much appreciate the support of our Board of Directors, Executive Team and this exceptional organization. Thank you for your thoughts, prayers and concern.
Litz H. Van Dyke